UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

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FORM 8-K

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CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  October 11, 2011

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BIOSTAR PHARMACEUTICALS, INC.
(Exact name of registrant as specified in its charter)

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Maryland	001-34708	20-8747899
(State or Other Jurisdiction	(Commission	(I.R.S. Employer
of Incorporation)	File Number)	Identification No.)

No. 588 Shiji Xi Avenue
Xianyang City, Shaanxi Province
People’s Republic of China 712046
(Address of Principal Executive Office) (Zip Code)

86-029-33686638
(Registrant’s telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 – Registrant's Business and Operations
Item 1.01. Entry into a Material Definitive Agreement.

The registrant hereby incorporates by reference the disclosure made in Item 2.01 below.

Section 2 – Financial Information
Item 2.01  Completion of Acquisition or Disposition of Assets

On October 11, 2011, Shaanxi Aoxing Pharmaceutical Co., Ltd., a limited liability company organized under the laws of the PRC and a variable interest entity (VIE) of Biostar Pharmaceuticals, Inc., a Maryland corporation (together, the “Company”), on the one hand, and seven holders of 100% equity interests in Shaanxi Weinan Huaren Pharmaceuticals., Ltd., a limited liability company organized under the laws of the PRC (“Shaanxi Weinan”) (the “Equity Holders”), on the other hand, entered into a Share Transfer Contract (the “Agreement”) pursuant to which the Company agreed to acquire all interest of the Equity Holders in Shaanxi Weinan (the “Equity Ownership”).  Following the consummation of this transaction, the Company will own drug approvals and permits for Shaanxi Weinan’s portfolio of 86 drugs and 1 health product.

Pursuant to the terms of the Agreement, the consideration of an aggregate amount equal to RMB 61 million (approximately USD$9,619,200) for the sale of the Equity Ownership is payable by the Company to the Equity Holders as follows: (i) RMB 30 million (approximately USD$4,730,700) was deposited with the Equity Holders on December 29, 2010, (ii) RMB 15 million  (approximately USD$2,365,400) will be paid to the Equity Holders within three (3) business days as of the Closing Date (as defined below), provided they completed their respective share transfer registration with the applicable PRC authorities within 15 days of this Agreement, and (iii) RMB 16 million (approximately USD$2,523,100) upon (1) the completion of the audit (by the auditing firm appointed by the Company) of Shaanxi Weinan’s financial statements for 2009 and 2010 and confirmation of its 2009 and 2010 revenues of at least RMB 21 million and 28 million, respectively, and of the net profit after tax of at least 15%, and (2) the Equity Holders have paid their respective individual income and other applicable taxes for the transfer of the Equity Ownership to be completed within 2 months of this Agreement, and have performed certain additional obligations under the Agreement, and (3) there are no material change in the operations or finances of Shaanxi Weinan, on closing date of transaction which is estimated to be on or before October 31, 2011 (the “Closing Date”).

In addition, each Equity Owner agreed to execute a Non-Competition Agreement with Shaanxi Weinan as of the date of the Agreement, pursuant to which each such Equity Owner agreed, for a period of two years following the share transfer transaction, not to compete, directly or indirectly, against the Shaanxi Weinan business. The foregoing description of the Agreement and related agreements in connection therewith does not purport to be complete and is subject to and qualified in its entirety by reference to the full text of such agreements and instruments, which are filed as Exhibits to this Current Report on Form 8-K and are incorporated herein by reference. The Agreement contains representations and warranties by each of the parties thereto. These representations and warranties have been made solely for the benefit of the other parties to the Agreement and:

·	should not be treated as categorical statements of fact, but rather as a way of allocating the risk to one of the parties if those statements prove to be inaccurate;
·	may have been qualified in the Agreement by disclosures that were made to the other party in connection with the negotiation of the Agreement;
·	may apply contract standards of "materiality" that are different from "materiality" under the applicable securities laws; and
·	were made only as of the date of the Agreement or such other date or dates as may be specified in the Agreement.

Section 7 – Regulation FD

Item 7.01  Regulation FD Disclosure

Attached, as Exhibit 99.1, is the press release issued in connection with the execution of the Agreement.  The information in Exhibit 99.1 is not “filed” pursuant to the Securities Exchange Act of 1934, as amended, and is not incorporated by reference into any Securities Act registration statements. Additionally, the submission of this report on Form 8-K is not an admission as to the materiality of any information in this report that is required to be disclosed solely by Regulation FD.

Section 9 – Exhibits

              Item 9.01  Exhibits

10.1              Share Transfer Agreement
10.2              Form Non-competition Agreement
99.1              Press release

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

Biostar Pharmaceuticals, Inc.
Date: October 11, 2011

	By:	/s/ Ronghua Wang
Ronghua Wang, Chairman and Chief Executive Officer